INVESTORS TITLE COMPANY ANNOUNCES
THIRD QUARTER 2026 RESULTS

Contact: Elizabeth B. Lewter
November 5, 2026
Telephone: (919) 968-2200
Nasdaq Symbol: ITIC
FOR IMMEDIATE RELEASE:
Chapel Hill, NC – Investors Title Company (Nasdaq: ITIC) today announced results for the third quarter ended September 30, 2026. The Company reported net income of $9.4 million, or $4.97 per diluted share, compared to $12.2 million, or $6.45 per diluted share, for the prior-year period.
Revenues increased 12.1% to $81.9 million, compared with $73.0 million in the prior-year period, driven primarily by growth in title insurance premiums and related fees. Net premiums written and escrow and other title-related fees increased $13.0 million, or 21.2%, reflecting higher real estate transaction volumes and contributions from ongoing expansion initiatives.
Revenue growth was partially offset by net investment losses of $1.7 million, compared with net investment gains of $2.1 million in the prior-year period. Current-year net investment losses primarily reflect impairment charges on certain fixed maturity securities amid higher interest rates, as well as lower realized gains on equity investments compared with the prior-year period. Non-title services revenue declined $1.3 million, primarily due to lower like-kind exchange activity.
Operating expenses increased 21.7% to $70.5 million, compared with $57.9 million in the prior-year period, primarily reflecting higher agent commissions, claims provisions, and personnel expenses. Agent commissions increased commensurate with the growth in agency premiums. The provision for claims rose primarily due to higher claims experience. Personnel expenses increased primarily as a result of geographic expansion and merit increases. Other operating expense categories remained relatively consistent with the prior-year period.
Income before income taxes decreased to $11.4 million, compared with $15.1 million in the prior-year quarter, primarily reflecting an unfavorable year-over-year change in net investment gains and losses. Excluding the investment-related impacts, adjusted income before income taxes (non-GAAP) remained relatively unchanged at $13.1 million, compared with $13.0 million in the prior-year period (see Appendix A for a reconciliation to the most directly comparable GAAP measure).

For the nine months ended September 30, 2026, net income increased 8.9% to $30.1 million, or $15.91 per diluted share, compared with $27.7 million, or $14.59 per diluted share, in the prior-year period. Revenues increased 14.4% to $232.4 million, compared with $203.2 million in the prior-year period, reflecting continued growth in title insurance premiums and related fees. Operating expenses increased 15.2% to $193.8 million, compared with $168.3 million in the prior-year period.
Income before income taxes increased 10.4% to $38.6 million, compared with $34.9 million in the prior-year period. Excluding net investment gains, adjusted income before income taxes (non-GAAP) increased 9.2% to $34.9 million, compared with $32.0 million in the prior-year period (see Appendix A for a reconciliation to the most directly comparable GAAP measure).
Year-to-date results reflected many of the same factors affecting third-quarter performance, including higher title-related revenues, increased claims provisions, and higher operating expenses. Comparisons were also affected by the absence of certain gains recognized in other revenue during the prior year and changes in net investment gains and losses.
Chairman J. Allen Fine commented, “We are pleased with the growth in title insurance revenues and continued ongoing initiatives. While higher claims experience and investment-related volatility decreased quarterly earnings, our underlying business continued to perform well, contributing to solid year-to-date results.”
Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

--------------------------------------------------------------------------------------------------------------------------------

Cautionary Statements Regarding Forward-Looking Statements
Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “should,” “could,” “would,” and other expressions that indicate future events and trends. Such statements include, among others, any statements regarding the Company’s expected performance for future periods and the full year, the impact of order volumes on results in future quarters, future home price fluctuations, changes in home purchase or refinance demand, activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancement of competitive strengths, execution on expense management strategies, developments in housing affordability, wages, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; changes in government regulations and policy, including as a result of the Trump administration such as policies related to tariffs and taxes and their impact on the macroeconomic environment; changes in the economy; the impact of inflation and responses by government regulators, including the Federal Reserve, such as changes in interest rates; ongoing geopolitical and military conflicts; shutdowns of the federal government; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions, and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission, and in subsequent filings.

# # # #

Investors Title Company and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2026 and 2025
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Net premiums written	$68,211	$56,402	$186,699	$157,243
Escrow and other title-related fees	5,982	4,811	16,990	14,397
Non-title services	4,965	6,258	14,439	16,344
Interest and dividends	2,588	2,404	7,148	7,104
Other investment income	1,567	985	2,898	2,004
Net investment (losses) gains	(1,657)	2,057	3,662	2,982
Other	239	106	575	3,163
Total Revenues	81,895	73,023	232,411	203,237

Operating Expenses:
Commissions to agents	36,841	30,221	99,937	84,155
Provision for claims	4,144	1,209	7,399	3,612
Personnel expenses	19,237	17,435	57,306	53,229
Office and technology expenses	4,743	4,178	13,919	13,045
Other expenses	5,523	4,889	15,282	14,254
Total Operating Expenses	70,488	57,932	193,843	168,295

Income before Income Taxes	11,407	15,091	38,568	34,942

Provision for Income Taxes	1,977	2,877	8,438	7,279

Net Income	$9,430	$12,214	$30,130	$27,663

Basic Earnings per Common Share	$4.99	$6.47	$15.96	$14.66

Weighted Average Shares Outstanding – Basic	1,888	1,888	1,888	1,887

Diluted Earnings per Common Share	$4.97	$6.45	$15.91	$14.59

Weighted Average Shares Outstanding – Diluted	1,897	1,894	1,894	1,896

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of September 30, 2026 and December 31, 2025
(in thousands)
(unaudited)

	September 30, 2026	December 31, 2025
Assets

Cash and cash equivalents	$23,851	$20,838

Investments:
Fixed maturity securities, available-for-sale, at fair value	138,549	118,116
Equity securities, at fair value	51,877	41,481
Short-term investments	53,009	68,763
Other investments	29,612	23,446
Total investments	273,047	251,806

Premiums and fees receivable	18,636	17,126
Accrued interest and dividends	1,796	1,476
Prepaid expenses and other receivables	8,155	9,387
Property, net	31,460	29,397
Goodwill and other intangible assets, net	21,057	20,940
Lease assets	8,635	7,784
Other assets	2,743	2,706
Current income taxes recoverable	4,563	1,678
Total Assets	$393,943	$363,138

Liabilities and Stockholders’ Equity

Liabilities:
Reserve for claims	$41,057	$38,092
Accounts payable and accrued liabilities	43,753	41,525
Lease liabilities	9,076	8,050
Deferred income taxes, net	6,397	7,171
Total liabilities	100,283	94,838

Stockholders’ Equity:
Common stock – no par value (10,000 authorized shares; 1,889 and 1,888 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively, excluding in each period 292 shares of common stock held by the Company's subsidiary)	—	—
Retained earnings	295,144	267,209
Accumulated other comprehensive (loss) income	(1,484)	1,091
Total stockholders’ equity	293,660	268,300
Total Liabilities and Stockholders’ Equity	$393,943	$363,138

Investors Title Company and Subsidiaries
Direct and Agency Net Premiums Written
For the Three and Nine Months Ended September 30, 2026 and 2025
(in thousands)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	%	2025	%	2026	%	2025	%
Direct	$19,606	28.7	$16,330	29.0	$53,579	28.7	$45,687	29.1

Agency	48,605	71.3	40,072	71.0	133,120	71.3	111,556	70.9

Total	$68,211	100.0	$56,402	100.0	$186,699	100.0	$157,243	100.0

Investors Title Company and Subsidiaries
Appendix A
Non-GAAP Measures Reconciliation
For the Three and Nine Months Ended September 30, 2026 and 2025
(in thousands)
(unaudited)

Management uses various financial and operational measurements, including financial information not prepared in accordance with generally accepted accounting principles ("GAAP"), to analyze Company performance. This includes adjusting revenues to remove the impact of net investment gains and losses, which are recognized in net income under GAAP. Net investment gains and losses include realized gains and losses on sales of investment securities and changes in the estimated fair value of equity security investments. Management believes that these measures are useful to evaluate the Company's internal operational performance from period to period because they eliminate the effects of external market fluctuations. The Company also believes users of the financial results would benefit from having access to such information, and that certain of the Company’s peers make available similar information. This information should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, and may be different from similarly titled non-GAAP financial measures used by other companies.

The following tables reconcile non-GAAP financial measurements used by Company management to the comparable measurements using GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenues
Total revenues (GAAP)	$81,895	$73,023	$232,411	$203,237
Add (Subtract): Net investment losses (gains)	1,657	(2,057)	(3,662)	(2,982)
Adjusted revenues (non-GAAP)	$83,552	$70,966	$228,749	$200,255

Income before Income Taxes
Income before income taxes (GAAP)	$11,407	$15,091	$38,568	$34,942
Add (Subtract): Net investment losses (gains)	1,657	(2,057)	(3,662)	(2,982)
Adjusted income before income taxes (non-GAAP)	$13,064	$13,034	$34,906	$31,960